HFII N-SAR

(Reporting Period:  4/1/16 9/30/16)

Attachments/Exhibits


SUB-ITEM 77Q1: Exhibits

(b) Copies of the text of any proposal described in answer to sub-item 77D

Effective July 11, 2016, each of the Highland Global Allocation Fund, Highland Premier Growth Equity Fund, Highland Small-Cap Equity Fund and Highland Energy MLP Fund made certain changes to its principal investment strategies. Such revised strategies are described in a supplement, dated July 11, 2016, to the Funds prospectus filed with the Securities and Exchange Commission on July 11, 2016 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-16-645402), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.

Effective August 29, 2016, each of the Highland Global Allocation
Fund and Highland Premier Growth Equity Fund made certain changes to its principal investment strategies and non-fundamental investment restrictions. Such revised strategies and restrictions are described in a supplement, dated August 29, 2016, to the Funds Statement of Additional Information filed with the Securities and Exchange Commission on August 29, 2016 pursuant to Rule 497 under the Securities Act of 1933 (Accession No. 0001193125-16-695333), which is hereby incorporated by reference as part of the response to Items 77D and 77Q1 of Form N-SAR.